Exhibit 99.1

FOR IMMEDIATE RELEASE

At the Company	At Coffin Communications Group
Contact: Erik Johnson, CFO	Contact: Sean Collins, Partner
Phone: (818) 734-8600	Phone: (818) 789-0100

NORTH AMERICAN SCIENTIFIC REPORTS SECOND QUARTER
FINANCIAL RESULTS

Chatsworth, CA – May 27, 2004 — North American Scientific, Inc. (Nasdaq: NASI) today announced financial results for its 2004 second fiscal quarter ended April 30.

For the second quarter ended April 30, 2004, the Company reported net sales of approximately $3.5 million, a 20% increase as compared with net sales of $2.9 million for the second fiscal quarter of 2003.  The net loss for the second quarter of 2004 was $3.9 million, or $0.38 per share, as compared with a second-quarter 2003 net loss of $2.4 million, or $0.24 per share.  The increase in net loss reflects a one-time gain of $600,000 in the fiscal 2003 quarter stemming from the sale of an investment in non-marketable securities, as well as an operating loss from an investment in a variable interest entity during the second quarter of fiscal 2004 of $200,000.

For the six months ended April 30, 2004, net sales were $6.8 million, a 15% decrease as compared to net sales of $8.0 million for the first six months of fiscal 2003.  The year-over-year decrease in sales is principally attributable to the Company’s transition from a third party distribution relationship to a direct sales force that began towards the end of the first quarter of fiscal year 2003.  The net loss for the first six months of fiscal 2004 was $7.8 million, or $0.76 per share, as compared with a net loss for the six months of fiscal 2003 of $3.5 million, or $0.34 per share.  In addition to the quarter-over-quarter non-recurring items discussed above, year-to-date comparisons also include a one-time charge of $951,000 in the fiscal 2004 period relating to the resignation of our former Chief Financial Officer as well as a $311,000 charge for the cumulative effect of a change in accounting principle related to future decommissioning costs.

L. Michael Cutrer, President and CEO, commented, “I am pleased to see the 20% net revenue gain for the quarter that we are reporting today, which reflects the progress being made by our dedicated sales force.”

Mr. Cutrer continued, “Our sales force is now fully trained to sell both our brachytherapy products and the intensity-modulated radiation therapy products pioneered by NOMOS, the acquisition of which we successfully completed on May 4th of this year.  We are now positioned for further growth with the capability of offering a broader range of products and services to the oncology community.”

At April 30, 2004, the Company’s cash, short-term investments and marketable securities totaled $40.6 million.

A live webcast of North American Scientific’s second quarter financial results conference call will be available over the Internet through its Web site at www.nasmedical.com in the Investor Center beginning at 10:00 a.m. PDT on Thursday, May 27, 2004.  For those who cannot listen to the live broadcast, a replay of the call will be available at the same site shortly after the call.

Event archives are normally available one to two hours after the event ends.  For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software.

About North American Scientific

North American Scientific is a leader in products for radiation therapy and patient assessment.  Its innovative radioisotope-based products include brachytherapy seeds, used primarily in treating prostate cancer, marketed under the trade name Prospera®.  The Company is also a leading supplier of planning and delivery technology for intensity-modulated radiation therapy (IMRT). IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue.  More than 400 hospitals and research sites worldwide are equipped with the Company’s clinically proven IMRT systems.  The Company’s lead radiopharmaceutical product candidate is Hynic-Annexin V, based upon the Apomate™ technology platform, which is in clinical testing for the in vivo imaging of apoptosis and necrosis, two common forms of cell death, to provide information on an individual patient’s response to cancer treatment or to diagnose underlying disease.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, uncertainties relating to drug discovery and clinical development processes, the impact of competitive products and technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its brachytherapy products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, the impact of competitive products and pricing, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

(---financial tables follow---)

NORTH AMERICAN SCIENTIFIC, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2004	2003	2004	2003

Net sales	$3,482,000	$2,904,000	$6,845,000	$8,045,000

Cost of goods sold	1,933,000	1,412,000	3,838,000	3,255,000

Gross profit	1,549,000	1,492,000	3,007,000	4,790,000

Selling expenses	861,000	998,000	1,646,000	1,604,000
General and administrative expenses	2,415,000	2,032,000	5,785,000	3,841,000
Research and development	2,347,000	1,813,000	3,791,000	3,770,000

Loss from operations	(4,074,000)	(3,351,000)	(8,215,000)	(4,425,000)

Interest and other income, net	164,000	926,000	375,000	1,284,000

Loss before provision for income taxes	(3,910,000)	(2,425,000)	(7,840,000)	(3,141,000)

Provision for income taxes	—	—	—	—

Loss before cumlative effect of change in accounting principle	(3,910,000)	(2,425,000)	(7,840,000)	(3,141,000)

Cumulative effect of change in accounting principle	—	—	—	(311,000)

Net loss	$(3,910,000)	$(2,425,000)	$(7,840,000)	$(3,452,000)

Basic and diluted loss per share:

Loss before cumulative effect of change in accounting principle	$(0.38)	$(0.24)	$(0.76)	$(0.31)
Cumulative effect of change in accounting principle	—	—	—	(0.03)

Net loss	$(.38)	$(0.24)	$(0.76)	$(0.34)

Shares used in per share calculations:	10,338,011	10,251,968	10,343,740	10,254,106

NORTH AMERICAN SCIENTIFIC, INC.

Condensed Consolidated Balance Sheets

	April 30, 2004	October 31, 2003
	(Unaudited)
Assets

Current assets
Cash and marketable securities	$33,518,000	$34,348,000
Trade accounts receivable, net	2,305,000	2,167,000
Inventories	713,000	692,000
Other current assets	1,401,000	1,549,000

Total current assets	37,937,000	38,756,000

Non-current marketable securities	7,070,000	14,767,000

Equipment and leasehold improvements, net	3,615,000	2,996,000

Goodwill	3,866,000	3,866,000

Other assets	3,142,000	2,147,000

Total assets	$55,630,000	$62,532,000

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued expenses	$6,090,000	$6,786,000

Stockholders’ equity	49,540,000	55,746,000

Total liabilities and stockholders’ equity	$55,630,000	$62,532,000

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